EXHIBIT 11.01

                                     Nuwave Technologies, Inc.
                 Historic computation of earnings (loss) per share under APB #15
                                                          July 17, 1995            Three Months          Nine Months
                                                          (inception) to             ended                ended
                                                        September 30, 1995      September 30, 1996     September 30, 1996
                                                            (unaudited)            (unaudited)            (unaudited)
                                     Net Loss           $        (449,925)      $      (1,721,633)     $      (3,151,404)

Computation of the weighted average shares outstanding from inception to September 30, 1995.

No. of shares   Date      # of days     CSE
Issued          Issued    Outstanding    %        CSE
  2,060,000     07/17/95         75    100.00%  2,060,000
   (125,000)    07/17/95         75    100.00%   (125,000)

  1,935,000                                     1,935,000

Computation of the weighted average shares outstanding for the three months ended September 30, 1996.

No. of shares   Date      # of days       CSE
Issued          Issued    Outstanding      %        CSE
  2,060,000     07/17/95         92     100.00%  2,060,000
   (125,000)    07/17/95         92     100.00%   (125,000)
     70,000     12/15/95         92     100.00%     70,000
    250,000     03/01/96         92     100.00%    250,000
    150,000     03/27/96         92     100.00%    150,000
  2,800,000     07/03/96         89      96.74%  2,708,696
    100,000     07/09/96         83      90.22%     90,217
     20,000     08/21/96         40      43.48%      8,696

  5,325,000                                      5,212,609

Computation of the weighted average shares outstanding for the nine months ended September 30, 1996.

No. of shares   Date      # of days      CSE
Issued          Issued    Outstanding     %          CSE
  2,060,000      07/17/95    273       100.00%    2,060,000
   (125,000)     07/17/95    273       100.00%     (125,000)
     70,000      12/15/95    273       100.00%       70,000
    250,000      03/01/96    213        78.02%      195,055
    150,000      03/27/96    187        68.50%      102,747
  2,800,000      07/03/96     89        32.60%      912,821
    100,000      07/09/96     83        30.40%       30,403
     20,000      08/21/96     40        14.65%        2,930

  5,325,000                                       3,248,956

                          Weighted average number of shares     1,935,000       5,212,609      3,248,956

                Net loss per share                            $     (0.23)    $     (0.33)   $     (0.96)

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                                     EXHIBIT 11.02

                               Nuwave Technologies, Inc.
                Computation of earnings (loss) per share under SAB #64

                                                              July 17, 1995
                                                              (inception)
                                                                   to
                                                            September 30, 1995
                                                                (unaudited)

                       Net Loss                                $ (449,925)

Computation of the weighted average shares outstanding for the three months and nine months ended September 30, 1995

Common stock outstanding at September 30, 1995                  1,935,000



Add:

Stock options issued in July, September, and
November 1995, and March 1996                                     253,500

Series A Convertible Preferred Stock issued in
July and August, 1995                                             600,000

                Weighted average number of shares               2,788,500

                          Net loss per share                        (0.17)

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